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                                                                    Exhibit 15.1

   Letter from Independent Accountants Regarding Unaudited Interim Financial
                                  Information

Northrop Grumman Corporation
Los Angeles, California

     We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the period ended March 31, 2001 and Northrop Systems (formerly Northrop Grumman Corporation) and subsidiaries for the period ended March 31, 2000, as indicated in our report dated May 10, 2001; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our report referred to above, which was included in Northrop Grumman Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is being incorporated by reference in this Registration Statement.

     We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Los Angeles, California
May 23, 2001